Exhibit 1

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of April 27, 2016, is by and among Fortress Biotech, Inc., a Delaware corporation (“Parent”), FBIO Acquisition, Inc., a Delaware corporation and an indirect, wholly-owned Subsidiary of Parent (“Acquisition Sub”), the Person listed as a “Stockholder” on the signature page hereto (the “Stockholder”), and solely for the limited purposes set forth in Section 8(b), National Holdings Corporation, a Delaware corporation (the “Company”).

RECITALS:

WHEREAS, the Stockholder is, as of the date hereof, the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of shares of common stock, par value $0.02 per share (the “Company Common Stock”), of the Company, set forth on his, her or its signature page hereto (together with any shares of Company Common Stock which the Stockholder may acquire beneficial ownership of at any time in the future during the period from the date hereof until termination of this Agreement pursuant to Section 5(a) (the “Term”), referred to herein as the “Shares”);

WHEREAS, concurrently with the execution of this Agreement, the Company, Parent and Acquisition Sub have entered into that certain Agreement and Plan of Merger (as it may be amended, modified and supplemented from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement);

WHEREAS, concurrently with the execution of this Agreement, the Company and Acquisition Sub have entered into that certain Stockholder Rights Agreement that will become effective only upon the consummation of a Partial Acquisition (the “Stockholder Rights Agreement”);

WHEREAS, pursuant to the Stockholder Rights Agreement, if effective, Acquisition Sub has the right to nominate individuals to the board of directors of the Company at the 2016 annual meeting of stockholders of the Company; and

WHEREAS, as a condition and inducement to Parent’s and Acquisition Sub’s willingness to enter into the Merger Agreement and the Stockholder Rights Agreement, Parent has requested that the Stockholder, and the Stockholder has agreed to, enter into this Agreement with respect to all of the Shares beneficially owned by the Stockholder at any time during the Term.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.      Grant of Irrevocable Proxy; Appointment of Proxy.

(a)     The Stockholder hereby agrees that the Stockholder will vote, or cause to be voted, all of his, her or its Shares at the 2016 annual meeting of the stockholders of the Company, and at any adjournment or postponement thereof, in favor of the individuals nominated by Acquisition Sub to the Company’s board of directors. The Stockholder shall use his, her or its commercially reasonable efforts to ensure that, during the Term, any other Person having voting power with respect to any of his, her or its Shares will vote any such Shares in favor of the matter described in the preceding sentence.

(b)     The Stockholder hereby revokes (or agrees to cause to be revoked) any and all previous proxies granted with respect to the Shares as they relate to the matter set forth in Section 1(a). By entering into this Agreement, the Stockholder hereby grants a proxy appointing Parent as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1(a) as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Shares.

(c)     The Stockholder hereby affirms that the proxy granted by the Stockholder pursuant to this Section 1 is irrevocable and is granted in consideration of Parent and Acquisition Sub entering into this Agreement, the Merger Agreement and the Stockholder Rights Agreement and incurring certain related fees and expenses. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1 or in Section 5, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. If, during the Term, for any reason the proxy granted herein is not irrevocable, then the Stockholder agrees that it shall vote his, her or its Shares in accordance with Section 1(a) as instructed by Parent in writing. The parties agree that the foregoing shall be a voting agreement created under Section 218 of the DGCL.

(d)     Parent hereby acknowledges and agrees that the proxy set forth in this Section 1 shall not be exercised to vote, consent or act on any matter except as specifically contemplated by Section 1(a), and Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in Section 1(a). The proxy set forth in this Section 1 shall be revoked, terminated and of no further force or effect automatically without further action of any party upon the termination of this Agreement. Additionally, the proxy set forth in this Section 1 will cease to apply to any Shares Transferred pursuant to Section 4(b)(i) or Section 4(b)(ii) to the extent (but only to the extent) that the Stockholder no longer has the right to vote such Shares. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Stockholder.

SECTION 2.      Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Acquisition Sub as follows:

(a)     The Stockholder (i) is the record and beneficial owner of the Shares set forth on the signature page hereto, and (ii) except as set forth on Schedule I hereto, neither holds nor has any beneficial ownership interest in any other shares of Company Common Stock or any performance-based stock units, restricted stock, deferred stock units, options (including any granted pursuant to a Stock Plan) or warrants to acquire shares of Company Common Stock or other right or security convertible into or exercisable or exchangeable for shares of Company Common Stock.

(b)     The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby are within the powers of the Stockholder and, if applicable, have been duly authorized by all necessary corporate, company, partnership, trust or other action. If this Agreement is being executed in representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

(c)     This Agreement has been duly authorized, executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent and Acquisition Sub, constitutes the valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(d)     Neither the execution and delivery of this Agreement by the Stockholder nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder or any of his, her or its Shares are bound, except as could not reasonably be expected, either individually or in the aggregate, to impair, impede, delay or frustrate the ability of the Stockholder to perform the Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby. The consummation by the Stockholder of the transactions contemplated hereby will not (i) violate any provision of any law, judgment, order or decree applicable to the Stockholder or (ii) require any consent, approval, or notice under any statute, law, rule or regulation applicable to the Stockholder other than as required under the Exchange Act and the rules and regulations promulgated thereunder or by any other applicable U.S. state or federal securities laws, except as could not reasonably be expected, either individually or in the aggregate, to impair, impede, delay or frustrate the ability of the Stockholder to perform the Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

(e)     The Shares and the certificates, if any, representing the Shares owned by the Stockholder are now, and at all times during the Term will be (except for any Shares Transferred during the Term as permitted by Section 4(b)(i) and Section 4(b)(ii)), held by the Stockholder or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, options, rights (other than community property interests), understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Shares (collectively, “Encumbrances”), except for (i) any such Encumbrances arising hereunder, and (ii) Encumbrances imposed by federal or state securities laws (collectively, “Permitted Encumbrances”).

(f)     As of the date of this Agreement, there are no Actions pending or, to the knowledge of the Stockholder, threatened against the Stockholder at law or in equity before or by any Governmental Entity that could reasonably be expected to impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

SECTION 3.      Representations and Warranties of Parent and Acquisition Sub. Each of Parent and Acquisition Sub hereby, jointly and severally, represent and warrant to the Stockholder as follows:

(a)     Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and Acquisition Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b)     This Agreement has been duly authorized, executed and delivered by each of Parent and Acquisition Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes the valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(c)     Neither the execution and delivery of this Agreement by Parent or Acquisition Sub nor the consummation by Parent or Acquisition Sub of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub or any of its assets are bound except as could not reasonably be expected, either individually or in the aggregate, to impair, impede, delay or frustrate the ability of Parent or Acquisition Sub to perform its obligations hereunder or to consummate the transactions contemplated hereby. The consummation by each of Parent and Acquisition Sub of the transactions contemplated hereby will not (i) violate any provision of any law, judgment, order or decree applicable to Parent or Acquisition Sub, or (ii) require any consent, approval, or notice under any statute, law, rule or regulation applicable to Parent or Acquisition Sub other than as required under the Exchange Act and the rules and regulations promulgated thereunder or by any other applicable U.S. state or federal securities laws, except as could not reasonably be expected, either individually or in the aggregate, to impair, impede, delay or frustrate the ability of Parent or Acquisition Sub to perform its obligations hereunder or to consummate the transactions contemplated hereby.

SECTION 4.      Transfers.

(a)     Prior to the termination of this Agreement, except as otherwise provided in the Merger Agreement or that certain Support Agreement by and between the Stockholder and the Acquisition Sub entered into on the date hereof, the Stockholder shall not, directly or indirectly: (i) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, create or suffer to exist any Encumbrances (other than Permitted Encumbrances) on or consent to any of the foregoing (“Transfer”), any or all of the Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to the voting of any of the Shares; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; or (v) take or cause the taking of any other action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of the Stockholder’s obligations hereunder, or seek to do or solicit any of the foregoing actions, or cause or permit any other Person to take any of the foregoing actions.

(b)     Notwithstanding Section 4(a), the Stockholder may make Transfers of Shares (i) in connection with the tendering of Shares pursuant to the Offer, (ii) after the Acceptance Time, in the public market, and (iii) by will or by operation of law or other transfers for estate planning purposes; provided that with respect to (iii) above such transferee shall agree in writing to be bound by this Agreement prior to the consummation of any such Transfer, and as Parent may otherwise agree in writing in its sole discretion.

SECTION 5.      Termination.

(a)     This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earliest to occur of the following:

(i)     the Effective Time;

(ii)     termination of the Merger Agreement for any reason;

(iii)     the conclusion of the 2016 annual meeting of the stockholders of the Company;

(iv)     the date that the Stockholder has Transferred all of his, her or its Shares as permitted by Section 4(b)(i) or Section 4(b)(ii) and no longer has the right to vote any of such Shares; or

(v)     the mutual written consent of Parent and the Stockholder.

(b)     No termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination and this Section 5 and Sections 8(c) and (d) shall survive the termination of this Agreement.

SECTION 6.      Public Announcements. The Stockholder, and each of the Stockholder’s Affiliates, if any, shall not, and shall cause their respective Representatives, if any, not to, directly or indirectly, make any press release, public announcement or other public communication with respect to this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Parent, except as may be required by applicable Laws. The Stockholder hereby (a) consents to and authorizes the publication and disclosure by Parent, Acquisition Sub and the Company (including in the Offer Documents, Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or any other transaction contemplated by the Merger Agreement) of: (i) the Stockholder’s identity; (ii) the Stockholder’s ownership of the Shares; and (iii) the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement; and (b) agrees as promptly as practicable to notify Parent, Acquisition Sub and the Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such Offer Documents, Schedule 14D-9 or other disclosure document. Notwithstanding the foregoing, nothing in this Agreement shall limit or affect any actions taken by the Stockholder (or any of the Stockholder’s Representatives) who is an officer or member of the board of directors of the Company, solely in his or her capacity as such, in each case only as permitted by the Merger Agreement.

SECTION 7.     Adjustments. In the event that, during the Term, (a) the number of issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares changes as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or (b) the Stockholder shall become the beneficial owner of any additional shares of Company Common Stock, then the terms of this Agreement shall apply to the shares of Company Common Stock held by the Stockholder immediately following the effectiveness of the events described in clause (a) or the Stockholder becoming the beneficial owners thereof as described in clause (b), as though, in either case, they were Shares hereunder. In the event that the Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1, then the terms of Section 1 shall apply to such other securities as though they were Shares hereunder.

SECTION 8.      Miscellaneous.

(a)     Further Assurances. Each party shall execute and deliver any additional documents and take such further actions as may be reasonably necessary or desirable to carry out all of the provisions hereof, including all of the parties’ obligations under this Agreement, including, without limitation, to vest in Parent the power to vote the Shares to the extent contemplated by Section 1.

(b)     Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated; provided, however, any fees or expenses incurred by the Stockholder in connection with complying with his, her or its obligations under Section 16 of the Exchange Act with respect to the matters contemplated hereby shall be paid by the Company.

(c)     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

if to Parent or Acquisition Sub, to:

Fortress Biotech, Inc.

2 Gansevoort Street, 9th Floor

New York, New York 10014

Attention: Michael S. Weiss

Email: mweiss@fortressbiotech.com

with a copy to:

Alston & Bird LLP

90 Park Avenue, 15th Floor

New York, New York 10016

Attention: Mark F. McElreath and David A. Brown

Email: mark.mcelreath@alston.com and dave.brown@alston.com

if to the Stockholder, to the address set forth on his, her or its signature page hereto,

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

(d)     Entire Agreement. This Agreement (including any schedules hereto), taken together with the Merger Agreement and the documents and instruments contemplated thereby (including the Company Disclosure Schedule and the Confidentiality Agreement), constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, ACQUISITION SUB OR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

(e)     Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(i)     THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereto hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the county of Delaware in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Action shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

(ii)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(e).

(iii)     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by any party in accordance with their specific terms or were otherwise breached by such party. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 5, the non-breaching parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions of this Agreement against the other party, this being in addition to any other remedy to which such party is entitled at law or in equity, and each party hereby waives any requirement for the posting of any bond or similar collateral in connection therewith. Prior to the termination of this Agreement pursuant to Section 5, each party hereby agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

(f)     Assignment; Successors and Assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder, other than collateral assignments for the benefit of lenders under existing security agreements existing as of the date hereof, without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8(f) shall be null and void.

(g)     Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

(h)     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)     Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

(j)     Amendment. This Agreement may be amended at any time by the parties hereto by written agreement executed and delivered by each of the parties hereto.

(k)     Action in the Stockholder’s Capacity Only. The Stockholder, if a director or officer of the Company, does not make any agreement or understanding herein as a director or officer of the Company. The Stockholder signs this Agreement solely in his, her or its capacity as an owner of the Shares, and nothing herein shall limit or affect any actions taken in the Stockholder’s capacity as an officer or director of the Company, including complying with or exercising the Stockholder’s fiduciary duties as a member of the board of directors of the Company.

(l)     No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

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IN WITNESS WHEREOF, Parent, Acquisition Sub and the Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

FORTRESS BIOTECH, INC.

By:	/s/ Lindsay A. Rosenwald, MD
	Name:	Lindsay A. Rosenwald, MD
	Title:	CEO and President

FBIO ACQUISITION, INC.

By:	/s/ Lindsay A. Rosenwald, MD
	Name:	Lindsay A. Rosenwald, MD
	Title:	CEO and President

[Signature Page – Voting Agreement]

STOCKHOLDER:

IROQUOIS CAPITAL MANAGEMENT, LLC

/s/ Joshua Silverman

Name: Joshua Silverman

Authorized Signatory

Address for purposes of Section 8(c):

205 East 42nd Street, 20th Floor

New York, NY 10017

Email: RAbbe@icfund.com or JSilverman@icfund.com

Number of Shares: 828,645

[Signature Page – Voting Agreement]

STOCKHOLDER /s/ Joshua Silverman Name: Joshua Silverman Address for purposes of Section 8(c): 3 Pinecrest Road Scarsdale, NY 10583 Email: JSilverman@icfund.com Number of Shares: 828,645

[Signature Page –Voting Agreement]

STOCKHOLDER /s/ Richard Abbe Name: Richard Abbe Address for purposes of Section 8(c): 7 Kensington Road Scarsdale, NY 10583 Telephone: (347) 218-9571 Email: RAbbe@icfund.com Number of Shares: 845,313

[Signature Page –Voting Agreement]

For the limited purposes set forth in Section 8(b):

NATIONAL HOLDINGS CORPORATION

By:	/s/ Robert B. Fagenson
	Name:	Robert B. Fageson
	Title:	Chief Executive Officer

[Signature Page – Voting Agreement]